In response to a number of shareholder questions, CytoSorbents Corporation posted the following FAQ section to its website on May 18, 2012.

Q: If there is so much interest in CytoSorb, why are Q1 2012 sales low and why the decline from Q4 2011?

Dr. Chan: First, let me reiterate that the interest in our technology is real. What we have said before that continues to be true, is that key opinion leaders and other physicians recognize the role that cytokines and the systemic inflammatory response have in the development of organ failure and are very interested in working with us and evaluating CytoSorb®. We will focus on these thought leaders, and support them in whatever way we can to help spur greater usage and adoption as well as foster investigator-led studies.

In terms of sales, please be reminded that this was never the primary goal of the controlled market release. Please refer to the shareholder letter last June and our guidance since then. Although we are pleased with the initial sales, without a sales force on the ground making their sales calls, this has been mainly organic interest to date.  As we have stated in our previous press releases, the goal of the controlled market release was to prepare the company for sales and to get all the pieces in place including a sales force and a compelling marketing strategy ahead of a broader launch this spring. Keep in mind we are conducting a study with our highest enrolling and best performing sites from our Sepsis Study who are enthusiastic and volunteered to participate in our ongoing study efforts. I view this as a testament to their commitment. It is common practice for these key opinion leaders participating in company sponsored trials to not purchase the devices in order to maintain an independent view through these studies. However, we anticipate that they will be purchasers of the device in the future. Their opinions are important and if they believe something works, it can help shape the market, future studies, and the purchasing decisions of others.

During this controlled market release, we have worked with only one sales and marketing person on a consulting basis. He is a talented and experienced sales and marketing professional who has done a great job in terms of preparing the market here in Germany. The fact that we have so many chiefs of critical care interested to try this product at the beginning of our market launch is a testament to that.  Now as we expand our sales organization, we hope to capitalize on this interest.  This person has worked with us to accomplish many things including establishing a presence at key medical conferences in Germany to build CytoSorb® brand awareness, recruiting sales people, identifying and initiating discussions with key opinion leaders, and other critical activities needed to sell CytoSorb® in Germany, and was not principally focused on generating revenue.

All of us were encouraged by the first ever sales of the Company, but it was historic as a milestone, not as a sales target.  Sales are expected to be highly variable at this stage and for the remainder for the year as we conduct direct sales into the German market. Only until we gain more momentum with regular ordering patterns and with feet on the street, so to speak, will we have visibility on quarter to quarter improvements.

Q: Why has it taken longer to hear news on things that were discussed in presentations or press releases months ago?

Dr. Chan: We think we have done a good job in executing on the goals that we have laid out previously. When looking at the appropriate timelines, there are few things that we have said we were targeting, that we have not done. Yes, it is true that some things have taken longer than expected and there are probably two main reasons for this. The first is that there are many things that are not in our direct control. The second answer is simply that we are a small company and there is much to do.  The comment I receive a lot is that people are amazed that we have been able to accomplish so much with what we have in such a short period of time.  Because of all of the things we have going on and what appears to be significant potential, many investors think we are a much larger company than we are, and this has perhaps set an unrealistic expectation that we should be able to perform like a much larger company with much greater resources.  It has also set the expectation that we will have something new and significant to talk about every week. So although we are planning and working hard for the day when we are that larger company, we are not quite there yet.  In the meantime, we are approaching this in a fiscally responsible manner that is commensurate with our resources.

There is no question, however, we have an ambitious agenda. We have focused our efforts and resources on getting the company ready for commercializationthis spring, and I think we have done an excellent job in executing on our plan and are in good position to enter Germany more broadly and develop the market for CytoSorb.

Q: What are your thoughts about focus on Germany, versus expansion through distributors elsewhere?

Dr. Chan: In terms of launching outside of Germany, we are being very selective about where we are targeting.  This is based primarily on where we are seeing the greatest interest.  We will not be managing these sales directly, but through potential distributors/partners.  Aside from the resources we will need to support these distributors, setting up a distributorship is not a significant drain on our resources.  We pay them indirectly through more attractive distributor pricing to do the labor intensive work, but as long as we can do so and maintain reasonable profit margins, then it is beneficial to have more sales opportunities and international exposure, than less.

Q: What are the plans to publish the data from the European Sepsis Trial and can you give an update on the dosing study and other studies? Are the results of the dosing study needed to sell CytoSorb?

Dr. Chan: Yes, the manuscript is being prepared after completing some additional data analysis and conducting a number of data review and planning meetings with our key Germany investigators. Because there are so many valued opinions contributing to this manuscript, it makes things more complicated, but in the end, I believe it will result in a stronger paper.

In terms of the dosing study, we are working to have some data to discuss sometime this year.  The data from this study will be important to expand the knowledge base of how to best use the device, and will be useful when we design a future US pivotal study. We do not believe that the results from this study are needed either to launch CytoSorb® or have clinicians use the product. In fact, early adopter clinicians are willing to use CytoSorb® not only for sepsis, but for things we haven’t even run clinical trials in, like pancreatitis, solid organ transplant, and many other applications. The key is that we have demonstrated that it is safe and that it removes cytokines efficiently. It will always be the case that the more data we can generate, the better strength we will have in marketing CytoSorb®, and we will continue our research programs for this purpose and to evaluate more specific potential uses of the device. We will seek to do this through a combination of company-sponsored trials as well as anticipated investigator-initiated studies. There will always be some clinicians that want to see published data before trying a new product and it is a priority for us to see our data reviewed and published as soon as it can be, as this will assist the sales efforts of the team we are putting in place.

Q: Are you contemplating manufacturing in Europe or utilizing a contract manufacturer?

Dr. Chan: In terms of manufacturing, our ISO 13485 certified facility is sufficient for our anticipated near term demand.  It is not necessary to incur the cost of establishing manufacturing capabilities in Europe or elsewhere at this time.

Q: There seems to be a lot of bashers on the stock message boards that post negative comments constantly, always trying to instill fear and doubt into shareholders who believe in the company. What can be done?

For any company, there will always be those who believe and those who doubt. Apple, Google, Facebook, Pfizer and Intuitive Surgical, for example, are no different. Unlike these companies, however, smaller microcap companies with predominantly retail investors are sometimes disproportionately influenced by these stock message boards as it is often a prime place to exchange information or opinions. As for “bashers”, one has to ask why are they so persistent, constantly posting to try influence opinion, twisting even good news into bad? After all, we are a relatively unknown medical device company trying to bring a potentially revolutionary product to the market to save lives. What is so distasteful about that? The motives of these “bashers” typically are rooted in some kind of financial motivation. They could be “paid” posters who get money for every negative post they make. They could be competitors or their shareholders trying to discredit their competitors. They could be “investors” who profit if the stock goes down. Or they could be investors who want to build a position cheaply and are trying to get other investors to sell to lower the stock price, in order to accumulate stock. In the end, we can’t really speak to what motivates any individual person. Our position is to not get distracted by our critics, while staying focused on executing on our business strategy and building tangible value for shareholders through our products and research programs.

Q: If there is so much potential in the company, why is your stock so low and what do you plan to do about it?

Dr. Chan: I am not a believer in efficient markets for individual stocks, particularly micro-cap stocks, where the stock price is supposed to reflect all of the relevant information and the “true” value of a company. In microcap stocks such as ours, there are just too many variables that are not publicly known for this to be the case. But this can represent an opportunity for investors who are willing to take the time to understand the story.

I believe the market right now has built in a substantial arbitrary discount for “uncertainty”, has discounted the significant potential of our technology and products, and is judging our entire company by looking at early stage revenues. The problem with this is that we have not yet even started selling the product with a sales team, something which perhaps was not clear to investors. Because of this, I believe that the market may not be appropriately valuing our company.

At the end of the day, the stock price reflects supply and demand and right now, there is too much supply and not enough demand. When I first began as CEO in January 2009, our stock was trading at a 3-month average daily trading volume of 11,500 shares per day. We’ve made a lot of progress as a business since then, and we have increased our average daily trading volume to 625,000 shares a day. We clearly recognize that, although a dramatic improvement, we can do even better.

As we outlined in our press release, with CytoSorb® in the early stages of commercialization, a growing number of exciting products under development, and an expanding research pipeline with government interest, CytoSorbents' story has become even more compelling and needs to be heard by more investors. We are working to accomplish this first and foremost by executing on our business strategy and increasing the fundamental value of the company through operational progress. We also are presenting the story to new institutional and retail investors, launching a revitalized website that can help communicate our story more effectively, and increasing our presence on the web and in social and print media. We also plan to attempt to uplist our company to a national exchange when eligible, and work to attract new analyst coverage. These are all designed to enhance awareness of our company and technology, broaden our investor base, and seek to grow our value for the benefit of all shareholders.